Exhibit 99.1
Chairman & CEO Letter to Shareholders
25 October 2011
San Diego, California and Sydney, Australia (Tuesday 25 October 2011, AEDT) — REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to provide an update on the Company’s activities in the attached letter from its Chairman and Chief Executive Officer, Mr. Robert Stockman, to its shareholders.
About REVA
REVA is a development stage medical device company incorporated in Delaware, USA, that is focused on the development and eventual commercialisation of its proprietary, bioresorbable stent products. REVA’s lead product, the ReZolve™ stent, combines REVA’s proprietary stent design with a proprietary polymer that is metabolised and cleared from the body. The ReZolve stent is designed to offer full x-ray visibility, clinically relevant sizing and a controlled and safe resorption rate. In addition, by early encapsulation of the stent in the artery tissue coupled with the loss of stent structure over time, the ReZolve stent may reduce the incidence of late forming blood clots, or thrombosis, a rare but serious problem associated with drug-eluting metal stents currently on the market. REVA is in the process of finalising the design of its ReZolve stent and will require clinical results and regulatory approval before it can begin selling the ReZolve stent.
Forward-Looking Statements
This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to regulatory submissions and approvals; our expectations with respect to our clinical trials, including enrolment in or completion of our clinical trials; our expectations with respect to the integrity or capabilities of our intellectual property position; our ability to commercialize our existing products; our ability to develop and commercialize new products; and our estimates regarding our capital requirements and financial performance, including profitability. Management believes that these forward-looking statements are reasonable as and when made. You should not place undue reliance on forward-looking statements because they speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-
HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com
AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777
REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

REVA Medical, Inc. — ASX Announcement	Page 2
looking statements, whether as a result of new information, future events or otherwise. REVA may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, described in “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on 30 March 2011, as updated in our Quarterly Reports on Form 10-Q filed with the SEC for the periods ended 31 March 2011 and 30 June 2011. We may update our risk factors from time to time in our periodic reports or other current reports filed with the SEC.

United States	Australia

Investor and Media Enquiries:	Investor Enquiries:
Cheryl Liberatore	David Allen or Alan Taylor
Director, Investor Relations and Marketing	Inteq Limited
REVA Medical, Inc.	+61 2 9231 3322
+1 858 966-3045
Media Enquiries:
Kyahn Williamson & Rebecca Wilson
Buchan Consulting
+ 61 3 9866 4722
HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com
AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777
REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

Letter from the Chairman & CEO
25 October 2011

25 October 2011
Dear Shareholder,
I am pleased to provide an update of our operations, clinical timing, and upcoming events. We have made significant progress since we last communicated in August, as we aim to begin patient enrollment in our 50 patient pilot clinical trial this quarter.
Operations Update and Clinical Program

REVA in final preparations to begin pilot clinical study
We reported in August that during scale-up of manufacturing that we encountered non-uniform deployments of the ReZolve™ stent. It was critical to remedy this issue to ensure safe and effective performance of the stent in order to deliver the desired clinical outcomes in our pilot clinical study.
Over the past two months, we have successfully identified and overcome the underlying causes of our deployment issues, and have implemented the final subtle design and process changes that were required. Initial testing of these final adjustments has gone well in rigorous bench and preclinical tests; we believe the ReZolve stent is ready to be evaluated in patients with coronary artery disease. We are completing final confirmatory bench and preclinical tests to verify that the changes we have put into place will result in reliable performance of the stent. All regulatory approvals are in place in Brazil and Germany to commence the trial.
As you might expect, the two-quarter delay to the start of our pilot clinical study may result in a similar delay to the start of the CE Mark trial. We will pursue appropriate clinical and strategic avenues to minimize the delay and remain as close to our commercialization timeline as possible.
To that end, we have been preparing additional clinical sites where patients in the pilot study will be treated. This study will involve eleven hospital sites in Brazil and Europe to expedite patient enrollment and the collection of clinical data. We will evaluate data from these first clinical patients to determine when we initiate the larger pivotal trial. Our cash position appears sufficient to meet our timeline objectives.

REVA Medical, Inc. — ASX Announcement	Page 2
REVA Events
In September we presented at the UBS Global Life Sciences Conference in New York City, and we will be presenting at the ASX Small to Mid Caps Asia Conference that takes place in Singapore and Hong Kong on 25 and 27 October 2011, respectively. These presentations profile REVA well in the lead up to our industry’s major tradeshow and convention, the Transcatheter Cardiovascular Therapeutics (“TCT”) 2011 conference, which takes place in San Francisco 7 to 11 November 2011. We also will be presenting at the Piper Jaffray Healthcare Conference on 29 November in New York City and at the JP Morgan Healthcare Conference in San Francisco in January 2012.
In Summary
We look forward to announcing enrollment of our first clinical patients within this quarter so that we may proceed with the expansion of our clinical program in 2012 with the aim to gain CE Mark approval in order to commercialize Reva’s exciting stent technology. As always, we urge any investor to contact us with questions.
Kindest regards,

Robert Stockman
Chairman & Chief Executive Officer
HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com
AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777
REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.